VESTING AGREEMENT

THIS VESTING AGREEMENT is made effective the 25th day of May, 1999

BETWEEN:

                  THE UNDERSIGNED REGISTERED HOLDERS of shares of iLink Telecom, Inc.

                  (the "Holders")

AND:

                  ILINK TELECOM, INC., a body corporate with an office for business located at Suite 1910, 1177 West Hastings Street, Vancouver, British Columbia, Canada V6E 2K3

                  (the "Company")


WHEREAS:

A. The Holders have been issued a total of 1,840,000 shares of the Company's Common Stock (the "Shares");

B. The certificates representing the Shares bear the legend required by Rule 144 under the Securities Act of 1933;

C.   The Company holds the certificates representing the Shares; and

D. The Holders have agreed that the Shares shall be held by the Company, undelivered, until such time as ownership of the Shares vests in the Holders in accordance with the terms of this Agreement. All the other indicia of ownership belongs to the Holder.

THIS AGREEMENT WITNESSES THAT for $10 now paid be each party hereto to the other and in consideration of the premises and covenants and agreements herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree each with the others as follows:

1. The Company shall hold the certificates representing the shares as set forth in Schedule "A" attached hereto (the "Share Certificates") undelivered, and upon the Company achieving the following milestones a portion of the Shares shall be delivered to the Holders, pro rata, as follows:


         Milestone                                  Percentage to be Delivered

         The Company's gross revenues for
          a single fiscal year increase
          above US$1,000,000; or                                 25%

         Each additional increase of the Company's
          gross revenues for a single fiscal year of
          US$1,000,000; or                                       25%

         The Company closes an acquisition of a business
          or businesses with annual gross revenue in excess
          of US$2,000,000; or                                    25%

         Each additional closing of an acquisition of a
          business or businesses with annual gross revenue
          in excess of US$2,000,000; or                          25%

         Each capital investment of US$1,000,000 in the
          Company; or                                            25%

         The Company acquires a PCS Licence in the Republic
          of Trinidad and Tobago; or                            100%

         The Company becomes the subject of a takeover bid.     100%

2. As long as any Share Certificates remain deposited with the Company, then, in the event that a particular Holder ceases to be an officer, director or employee of the Company, any Shares registered in the name of that particular Holder which have not been delivered to that particular Holder pursuant to section 1 hereof within one hundred and eighty days following the date upon which that particular Holder ceases to be an officer, director or employee of the Company shall be forfeited to the Company and returned to treasury and that particular Holder shall have no further interest in the Shares registered in his name.

3.   In the event that no Shares have been delivered to the Holders  pursuant to section 1 hereof on or before May 25, 2000 then the Shares shall be forfeited to the Company and returned to treasury and the Holders shall have no further interest in the Shares registered in their names.

4. The Company shall not accept or acknowledge any transfer, assignment, declaration of trust or any other document evidencing a change in legal or beneficial ownership or of interest in the Shares, except as may be required by reason of the death or bankruptcy of any of the Holders, subject to this Agreement for whatsoever person or persons, or corporations who may thus become legally entitled thereto.

5. The parties hereto shall attempt to resolve any dispute, controversy, difference or claim arising out of or relating to this Agreement by negotiation in good faith. If such good negotiation fails to resolve such dispute, controversy, difference or claim within fifteen (15) days after any party delivers to any other party a notice of its intent to submit such matter to arbitration, then any party to such dispute, controversy, difference or claim may submit such matter to arbitration in the City of Vancouver, British Columbia. All results of the arbitration proceedings shall be final, conclusive and binding on all parties to this Agreement, and shall not be subject to judicial review. Judgement upon the award rendered by the arbitrator may be entered in Province of British Columbia, the State of Nevada or any other court having competent jurisdiction.

6. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia.

7. This Agreement and may be executed by facsimile and in counterparts and such counterparts shall be construed together and deemed to constitute one and the same instrument.

8. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

9. The parties hereto acknowledge that they have each received independent legal advice with respect to the terms of this Agreement and the transactions contemplated herein or have knowingly and willingly elected not to do so. The parties hereto further acknowledge that this Agreement has been prepared by Century Capital Management Ltd. as a convenience to the parties only, and that Century Capital Management Ltd. has not provided any of the parties hereto with any professional advice with respect to this Agreement.

IN WITNESS WHEREOF the parties hereto have duly caused this Agreement to be executed effective as of the day and year first above written.



---------------------------------
AMAR BAHADOORSINGH



---------------------------------
PETER M. SCHRIBER



---------------------------------
RANDALL WALROND



---------------------------------
RICK VILLANEUVA



---------------------------------
ANDREA DALEY


---------------------------------
MARKETSOURCE DIRECT HOLDINGS LTD.



Per:
         Authorized Signatory


---------------------------------
ILINK TELECOM, INC.



Per:    -------------------------
         Authorized Signatory

                                  SCHEDULE "A"







 Holder                                                 Number Of Shares

Amar Bahadoorsingh                                            1,500,000

Peter M. Schriber                                              25,000

Marketsource Direct Holdings Ltd.
(Peter M. Schriber)                                           250,000


Randall Walrond                                                50,000

Rick Villaneuva                                                10,000

Andrea Daley                                                    5,000
                                                            ---------
                                   TOTAL                    1,840,000